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                                                                       Exhibit 3

   PETER J. MOERBEEK, hereby certifies that:

     1. He is the duly appointed and acting Secretary of Southwest Water
  Company.

     2. On April 11, 2001, the Board of Directors of Southwest Water Company approved the following resolution amending the Amended and Restated Bylaws of Southwest Water Company.

   "WHEREAS, Article II, Section I of the Amended and Restated Southwest Water Company Bylaws provides that the number of Directors shall be not less than seven nor more than nine, and the exact number of Directors shall be fixed from time to time exclusively by the Board of Directors acting pursuant to a resolution; and

   "WHEREAS, the Board of Directors desires to fix the number of Directors at seven;

   "NOW, THEREFORE, BE IT RESOLVED, that the number of Directors of the Company shall be seven."

                                          /s/ Peter J. Moerbeek
                                          _____________________________________
                                          Peter J. Moerbeek
                                          Secretary